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UPS NAMES FRANCK J. MOISON TO BOARD OF DIRECTORS

ATLANTA, Feb. 8, 2017 - UPS (NYSE: UPS) today announced that its board of directors has named Franck J. Moison as a UPS company director effective immediately.

Moison, 63, is vice chairman for the Colgate-Palmolive Company, a position he has held since April 2016. Previously, he was chief operating officer of emerging markets and business development. Moison’s appointment to the UPS board brings the total number of directors to 12.
Moison will join the board’s nominating and corporate governance committee.
“Franck brings valuable international experience to our board of directors,” said David Abney, UPS chairman and CEO. “He is a highly respected international executive and a distinguished leader in consumer product innovation, strategic marketing, acquisitions and emerging market business development.”
Since 1978, Moison has held various management positions with Colgate-Palmolive, including the role of president, global marketing, supply chain and R&D. He also was the company’s president of Europe and South Pacific, president of Western Europe, and president of Central Europe and Russia.
Moison is a member of the board of directors of Hanes Brands Inc. and a member of the board of directors of the French American Chamber of Commerce. He previously served as a member of the board of directors of H.J. Heinz Company. He also serves as chairman of the International Advisory Board of the EDHEC Business School (Paris, London, Singapore) and as a member of the International Board of the McDonough School of Business at Georgetown University.
Moison is a native of France and has lived and worked across Europe and the United States. He is fluent in English, French, Italian and German.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com® and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS or follow @UPS_News.